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                                                                      EXHIBIT 10


                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT, dated as of the ____ day of __________, 1997 (the "Agreement"), by and between VISION TWENTY-ONE, INC., a Florida corporation (the "Company"), and Michael P. Block (the "Executive").

                  WHEREAS, the Company is presently engaged in the business of providing managed eye care services and practice management services for optometry, ophthalmology and related eye care practices.

                  WHEREAS, the Executive has many years of experience in the optical industry as an executive officer and key employee of Block Vision, Inc. ("Block Vision").

                  WHEREAS, the Company has recently acquired Block Vision from the Executive and its other owners effective as of October 31, 1997 and will continue to operate Block Vision, Inc. as a separate subsidiary of the Company.

                  WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT

                  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as President of Block Vision. In such capacity, the Executive shall be responsible for the management of Block Vision, shall report only to the Company's Chief Executive Officer and the Board of Directors of Block Vision and shall have such other powers and responsibilities consistent with his position as the Chief Executive Officer and Board of Directors may assign to him.

                  Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. This shall include business travel by the Executive at a level consistent with the reasonable business needs of Block Vision and the Executive's business travel obligations in the past. Neither the principal place of business of Block Vision nor the Executive will be relocated outside of the Boca Raton metropolitan area without the Executive's consent. The Executive will be permitted to fulfill his obligations under this Agreement from any location other than the principal place of business of the Company or Block Vision for up to one (1) month per year, provided that such location has a telephone and a facsimile machine and, provided, further, that the Executive will return promptly as practicable in the event that the business of the Company or its subsidiaries will be materially adversely affected by his absence. The above provisions hereof shall be in addition to the vacation days specified in Section 4(d) hereof.

         2. TERM OF AGREEMENT

                  The initial term of employment under this Agreement shall commence as of _______________, 1997 (the "Effective Date") and shall end on December 31, 1999. After the expiration of such initial employment term, the term of the Executive's employment hereunder may be extended by mutual consent of the parties. The parties shall each endeavor to give the other at least 90 days' advance written notice of their intentions regarding renewal of the Agreement, but any such renewal shall be conditioned upon the execution and delivery of an appropriate amendment to this Agreement.
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                  Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).

         3. SALARY AND BONUS

                  The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $250,000 per annum, payable in installments consistent with the Company's normal payroll schedule, but in no event less frequently than monthly. The Compensation Committee of the Company's Board shall consult with the Chief Executive Officer of the Company and review the Executive's base salary at intervals no less frequent than annually, and may adjust the Executive's annual base salary for 1999 and future years as the Committee deems to be appropriate.

                  The Executive shall also be eligible to receive an annual Performance Bonus from the Company for each full fiscal year of the Company during the term of this Agreement. The amount of the Performance Bonus earned shall be based on the EBITDA of Block Vision for the fiscal year. If the EBITDA of Block Vision for a fiscal year exceeds the Base EBITDA Target for the fiscal year set forth below, the Executive shall earn a Performance Bonus for the fiscal year equal to twelve and one-half percent (12.5%) of his annual base salary (as in effect on the last day of the fiscal year). If Block Vision's EBITDA for the fiscal year also exceeds the EBITDA Target for the year (after taking into account payment of the Performance Bonus earned under the preceding sentence), the Executive shall be paid an increased Performance Bonus equal to an additional twelve and one-half percent (12.5%) of his annual base salary. If Block Vision's EBITDA for the fiscal year also exceeds the Supplemental EBITDA Target for the year set forth below (after taking into account payment of the Performance Bonus earned under the preceding sentences), the Executive shall be paid an increased Performance Bonus equal to an additional twenty-five percent (25%) of his annual base salary. For this purpose, Block Vision's EBITDA shall mean its earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, and calculated in a manner consistent with the Company's audited financial statements for the fiscal year, but adjusted to eliminate any allocation of overhead from the Company or other intercompany revenue or expense items, and also adjusted to disregard any managed care accounts assigned to Block Vision by the Company. This calculation shall be prepared and certified by the Company's independent public accountants, and the Company will maintain such separate books and records for Block Vision as may be required to prepare this calculation (taking into account only those operations which comprised Block Vision at the Effective Date and any new lines added with the consent of the Executive).

         Unless revised by the Compensation Committee, with the Executive's consent, the Base EBITDA, EBITDA and Supplemental EBITDA Targets for each fiscal year during the term of this Agreement shall be as follows:

===============================================================================
           FISCAL YEAR ENDING    BASE EBITDA     EBITDA     SUPPLEMENTAL EBITDA
                                   TARGET        TARGET           TARGET
-------------------------------------------------------------------------------
           December 31, 1998     $4,550,000    $4,800,000       $5,000,000
-------------------------------------------------------------------------------
           December 31, 1999     $5,800,000    $6,000,000       $6,200,000
===============================================================================

                  If these EBITDA targets are not fully achieved for the fiscal year, the portion of such bonus which shall be paid to the Executive shall be such reduced amount as may be determined to be appropriate by the Compensation Committee of the Company's Board, based on Block Vision's partial achievement of the performance measures.

                  The Executive's Performance Bonus for a fiscal year shall be paid within one hundred and twenty (120) days after the end of such fiscal year unless deferred by the Executive pursuant to the terms of any deferred compensation plan of the Company.



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     4.   ADDITIONAL COMPENSATION AND BENEFITS

          The Executive shall receive the following additional compensation and welfare and fringe benefits.

          (a) Stock Options. Pursuant to a Stock Option Agreement of even date herewith, the Executive is being granted stock options with respect to 40,000 shares of the Company's stock. During the term of this Agreement, Executive shall be eligible for additional stock options under the Company's Stock Incentive Plan to the extent that the Compensation Committee of the Company's Board determines such awards to be appropriate.

          (b) Medical Insurance. The Company shall provide the Executive and his dependents at no cost to them with health, life and disability insurance coverage on a basis substantially equivalent to that available to key employees of Block Vision prior to its acquisition by the Company.

          (c) Automobile. The Company shall continue provide the Executive with the use of the same company automobile currently provided to him or a comparable recent model vehicle, and shall pay for insurance at the level provided by Block Vision on the Effective Date.

          (d) Vacation. The Executive shall be entitled to at least four weeks at paid vacation during such year during the term of this Agreement, including any vacation for 1997 accrued but unused at the Effective Date. Unused vacation of up to two (2) weeks per year may be carried over, subject to the restrictions in the Company's policy on paid time off for management employees.

          (e) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones, and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures. The Executive shall be entitled to the use of Company credit cards for charging business expenses, in accordance with the Company's policy for management employees.

          In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such indemnification or liability insurance arrangements, welfare benefit plans, programs, practices and policies of the Company, as are generally applicable to other key employees.

     5.   PAYMENT UPON TERMINATION

          (a) Involuntary Termination. If the Executive's employment is terminated by the Company during the term of this Agreement, other than for death, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), the Company shall be obligated to make a series of monthly payments to the Executive for each month during the remaining term of this Agreement, but not less than twelve 912) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) Executive's highest annual base salary in effect during the twelve (12) months preceding such termination and
(ii) the Performance Bonus earned under Section 3 during the term of this Agreement, if any, earned for the prior fiscal year, provided, however, that such payments shall be reduced and offset by any amounts the Executive is entitled to receive from any other employer as compensation for services performed during such month (including services performed as a consultant, independent contractor, or a partner). The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan. Any unvested Stock Options held by the Executive shall become vested and exercisable for a period of sixty days following the date of termination.

          (b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to perform a substantial portion of his duties for at least ninety (90)


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consecutive days because of a medically diagnosable physical or mental condition, and has received a written opinion from an independent physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay to Executive a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled during the first six months following the dates of disability, and one-half of such amount thereafter. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

          (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any vested, nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

          For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful disloyalty to the Company, including embezzlement, fraud, misappropriation of material corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the willful, intentional and material failure by the Executive to substantially satisfy his obligations under this Agreement as directed by the Board (other than any such failure resulting from the Executive's incapacity due to physical or mental disability). Notwithstanding the foregoing, no termination pursuant to Subsection (iv) shall be treated as a termination for Cause unless the Board has provided the Executive with at least 30 days prior written notice identifying the alleged breach of his obligations, given the Executive a reason opportunity to meet with the Board of Directors and argue that was no willful, intentional and material breach.

          (d) Limited Payments Upon Breach by the Executive. If the Executive breaches his obligations under this Agreement by resigning or otherwise voluntarily terminating his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

          For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive resigns during the period of three months after the date (1) he is assigned to a position of lesser rank (other than for Cause, or by reason of permanent disability), (2) he is assigned duties materially inconsistent with his position as President of Block Vision, (3) he is directed to report to anyone other than the Company's Chief Executive Officer or the Board of Directors, or (4) if the Company has breached any of its material obligations under this Agreement.

     6.   EFFECT OF CHANGE IN CORPORATE CONTROL

          (a) In the event of a Change in Corporate Control, any stock options granted to the Executive under the terms of the Company's Stock Incentive Plan shall become immediately vested in full and exercisable in full.

          (b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

               (1) The acquisition in one or more transactions of more than thirty percent of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);


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                (2)       Any merger or consolidation of the Company into or
        with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger of consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

                (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on November 1, 1997, and (ii) persons who were nominated for election as members of the Board by the Board of Directors (or a Committee of the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors on November 1, 1997; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).


                (4) Any person, or group of person, announces a tender offer for at least thirty percent (30%) of the Company's Common Stock.

provided that, no acquisition of stock by any person in a public offering or a private placement of the Company's common stock or other transaction approved by the Company's Board of Directors shall be considered a Change in Corporate Control.

             (c) Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Executive as a result of a Change in Corporate Control under this Section 6, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to Section 280G of the Internal Revenue Code of 1986, as amended

        7.  DEATH

                  If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of (i) the Executive's base salary accrued through the date of death plus (ii) the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended, plus (iii) an amount equal to six month's base salary at the rate in effect on the date of death. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

        8.  WITHHOLDING

                  The Company shall withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld or deducted with respect to any such payment.

        9.  PROTECTION OF CONFIDENTIAL INFORMATION

                  The Executive agrees that he will keep all confidential and proprietary information of the Company or Block Vision relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, is generally disclosed by the Company or is


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
otherwise in the public domain at the time of disclosure or is information rightfully in the possession of the Executive at the Effective Date of this Agreement; provided that the provisions of this Section 9 shall not apply to the Executive's know how to the extent utilized by him in any subsequent employment that is not in violation of Section 10 of this Agreement.

                    The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

     10.  COVENANT NOT TO COMPETE

                   The Executive hereby agrees that he will not, either during the Employment Term or during the period of thirty-six (36) months from the time the Executive's employment under this Agreement is terminated, perform services comprising Competitive Business Activities on behalf of any corporation, health maintenance organization or other enterprise which is engaged in such Competitive Business Activities at any location within thirty
(30) miles of an ophthalmology or optometry practice which has either entered into a business management agreement with the Company or become a part of LADS or other managed eye care network organized by the Company. For this purpose, "Competitive Business Activities" shall mean (i) providing practice management or similar business support services to ophthalmology, optometry practices or related eye care facilities, (ii) organizing and operating managed eye care networks, or (iii) any other line of business in which Block Vision, Inc. was engaged during the term of this Agreement or the three-years preceding the Effective Date. The Executive will be deemed to be engaged in such Competitive Business Activities if he performs such Competitive Business Activities as an employee, officer, director, consultant, agent, partner, proprietor, or other participant. Notwithstanding the foregoing, the Executive will not be considered to violate this convenant not to compete by reason of (i) employment with a full-service health maintenance organization, (ii) employment with a physician practice management firm that does not contract with ophthalmology and/or optometry practices or only does so as an incidental part of a general practice management business; or (iii) the ownership of no more than 5 percent of the stock of a publicly traded corporation engaged in a Competitive Business Activities.

                   The Executive also agrees that he shall not, at any time during such period of thirty-six (36) months from the time his employment under this Agreement ceases (for whatever reason).

     (i) solicit any employee or full-time consultant of the Company for the purposes of hiring or retaining such employee or consultant, or

     (ii) contact any present or prospective contract provider of the Company or any health maintenance organization or other payor presently under contract with the Company to solicit such a person to enter into a practice management agreement or managed eye care contract with any organization other than the Company.

     11.  INJUNCTIVE RELIEF

                   The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the convenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

                   It is expressly understood and agreed that although the parties consider the restrictions contained this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.


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     12.    SEPARABILITY

                 If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     13.    ASSIGNMENT

                 This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

     14.    NOTICE

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with an established national reputation, shipping prepaid or billed to sender, in either case addressed to the following addresses:

                  To the Company:

                  Vision Twenty-One, Inc.
                  7209 Bryan Dairy Road
                  Largo, FL  33777
                  Attn:  T. Gillette

                  To the Executive:

                  Michael P. Block
                  621 NW 53rd Street
                  Suite 600
                  Boca Raton, FL  44387-8238

     All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

     15.    ARBITRATION

                 Subject to the Company's right to seek injunctive relief for any violations of the convenants set forth in Sections 9 and 10 of this Agreement, any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. On arbitrator shall be named by the Company, a second shall be named by Executive and the third arbitrator shall be named by the two arbitrators so chosen. Arbitration shall occur in Orlando, Florida or such other location as may be mutually agreed to by the Company and Executive. The award made by all or a majority of the panel of arbitrators shall be final and binding. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

     16.    ENTIRE AGREEMENT

                 This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be


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amended at any time by mutual written agreement of the parties hereto.

       17.  GOVERNING LAW

                This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:                                VISION TWENTY-ONE, INC.




                                       By
-------------------------                ----------------------------
                                         Title:



                                       EXECUTIVE:



-------------------------              -------------------------------
                                       Michael P. Block


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